NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Ordinary Shares (the "Common Stock") of Global Cord Blood Corporation (the "Company") from listing and registration on the Exchange on July 3, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the NYSE. The Exchange has determined to delist the Company's Common Stock pursuant to Section 802.01B of the NYSE's Listed Company Manual. On September 22, 2022, the Grand Court of the Cayman Islands issued an order appointing Joint Provisional Liquidators (the "JPLs") over the Company. Since the appointment, the JPLs have publicly disclosed that, due to certain improper activity before and after the appointment, the operating business and assets of the Company's subsidiaries in the People's Republic of China were transferred away from the Company. The JPLs have been taking steps to restore the Company's position with respect to those operating businesses and assets, but as of the date hereof the situation remains unresolved. The NYSE may consider any event or condition which may exist or occur that makes further dealings or listing on the Exchange inadvisable or unwarranted in the opinion of the Exchange. On September 22, 2022, the Exchange halted trading in the Company's Common Stocl. On June 7, 2023, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on June 7, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on June 7, 2023, and trading in the Common Stock was suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.